EXHIBIT 15.2

April 29, 2022

The Board of Directors and Shareholders of
PacifiCorp
825 N.E. Multnomah Street, Suite 1900
Portland, Oregon 97232

We are aware that our report dated April 29, 2022, on our review of the interim financial information of PacifiCorp appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in Registration Statement No. 333-249044 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon